Exhibit 97.1
SIX FLAGS ENTERTAINMENT CORPORATION
INCENTIVE COMPENSATION CLAWBACK POLICY

I.POLICY AND SCOPE

The Board of Directors of Six Flags Entertainment Corporation (the “Company”), acting upon the recommendation of its Compensation Committee, adopts this Incentive Compensation Clawback Policy (this “Policy”). All capitalized terms not otherwise defined shall have the meanings set forth in Section II below.

This Policy covers both: (x) compulsory Recoupment of Recoverable Incentives in the event the Company is required to prepare a Restatement (the “Compulsory Recoupment Component”) and (y) certain other circumstances under which the Company may otherwise seek Recoupment of any Recoverable Incentive. The Compulsory Recoupment Component is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder, and the applicable listing standards of the New York Stock Exchange (the “NYSE”).

With respect to the Compulsory Recoupment Component, upon a Triggering Event that is a Restatement, the Board of Directors will reasonably promptly require Recoupment of the Recoverable Incentive received by any Covered Executive during the Applicable Period. The Board of Directors shall require Recoupment of any such Recoverable Incentive in accordance with this Policy, except to the extent that such Recoupment would be Impracticable.

With respect to the non-compulsory Recoupment component of this Policy, upon the occurrence of a Triggering Event, the Board of Directors may, in its sole discretion, after evaluating the associated costs and benefits, recover all or any portion of the Recoverable Incentive paid to a Covered Employee during the Applicable Period. In addition, the Board of Directors may, in its sole discretion and in the reasonable exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding such Triggering Event so as to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate. In exercising the discretion afforded to it under this Policy with respect to only the non-compulsory Recoupment component, the Board of Directors may consider any and all facts it considers relevant under all of the circumstances, including without limitation (A) the likelihood of success of any recovery under this Policy under governing law as compared to the cost and effort involved, (B) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the occurrence of the Triggering Event and (D) any pending legal proceeding relating to the Triggering Event.

For the avoidance of doubt, in the event of the occurrence of a Triggering Event that is a Restatement, the Compulsory Recoupment Component under this Policy shall first apply.

II.    DEFINITIONS

For the purposes of this Policy, the following terms have the following meanings:

A.“Adverse Effect” means any significant adverse impact on the reputation of, or a significant adverse economic consequence for, the Company or any of its affiliated companies, or any division or segment thereof.

B.“Applicable Period” means (i) in the case of a Restatement, the three completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement and any transition period of less than nine months (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years; and (ii) in the case of any Improper Conduct, the

Exhibit 97.1
period commencing one year prior to the date of the Improper Conduct and continuing until the time the Improper Conduct is discovered, as determined by the Board of Directors.

C.“Board of Directors” means the Board of Directors, the Compensation Committee of the Board of Directors or such other committee of the Board of Directors that, at the relevant time, has authority for making determinations as to the compensation of senior executives.

D.“Covered Employee” means any current or former officer or other employee who may from time to time receive Recoverable Incentives from the Company.

E.“Covered Executive” means any current and former executive officers (as determined by the Board of Directors in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed) and such other senior executives or employees who may from time-to-time be deemed subject to this Policy by the Board of Directors; in each case, who served in such capacity at any time during the performance period for the applicable Incentive-Based Compensation.

F.“Impracticable” means Recoupment would be impracticable because the Board of Directors has determined that: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; (ii) recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

G.“Improper Conduct” means (i) the conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether under the laws of the United States or any state thereof or any similar foreign law to which the person may be subject; (ii) being engaged or having engaged in conduct constituting breach of fiduciary duty, dishonesty, willful misconduct or material neglect relating to the Company or any of its subsidiaries or the performance of a person’s duties; (iii) appropriation (or an overt act attempting appropriation) of a material business opportunity of the Company or any of its subsidiaries; (iv) misappropriation (or an overt act attempting misappropriation) of any funds of the Company or any of its subsidiaries; (v) the willful failure to (A) follow a reasonable and lawful directive of the Company or any of its subsidiaries at which a person is employed or provides services, or the Board of Directors or (B) comply with any written rules, regulations, policies or procedures of the Company or a subsidiary at which a person is employed or to which he or she provides services which, if not complied with, would reasonably be expected to have more than a de minimis Adverse Effect on the business or financial condition of the Company; (vi) violation of a person’s employment, consulting, separation or similar agreement with the Company or any nondisclosure, non-solicitation or non-competition covenant in any other agreement to which the person is subject; (vii) deliberate and continued failure to perform material duties to the Company or any of its subsidiaries; or (viii) violation of the Company’s Code of Business Conduct and Ethics, as it may be amended from time to time.

H.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance

Exhibit 97.1
goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a financial reporting measure performance goal. For purposes of the foregoing, a financial reporting measure is (x) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure (such as revenues, EBITDA, or net income) or (y) stock price and total shareholder return. A financial reporting measure need not be presented within the financial statements or included in a filing with the with the U.S. Securities and Exchange Commission (the “SEC”).

I.“Recoverable Incentive” means the amount of any Incentive-Based Compensation paid to or in respect of an individual during the Applicable Period that: (i) in the case of a Restatement, that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts (computed without regard to any taxes paid); and (ii) in the case of any Improper Conduct, the Board of Directors determines, in its sole discretion, to be appropriate in light of the scope and nature of the Improper Conduct. In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher Incentive-Based Compensation payment. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.

For the avoidance of doubt, Recoverable Incentive does not include any Incentive-Based Compensation received by a person before such person began service in a position or capacity meeting the definition of a Covered Executive or Covered Employee. Incentive-Based Compensation is deemed to be “received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

J. “Recoupment” means the method or methods for recouping any Recoverable Incentive hereunder, which may include, without limitation (i) requiring reimbursement of cash Incentive-Based Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards granted as Incentive-Based Compensation; (iii) offsetting any or all of the Recoverable Incentive from any compensation otherwise owed by the Company to the Covered Executive or Covered Employee; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial or recovery action permitted by law, as determined by the Board of Directors.

K. “Restatement” means the Company being required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

L. “Triggering Event” means:

1.With respect to a Covered Executive of the Company, a Restatement during the Applicable Period; and

Exhibit 97.1
2.With respect to any Covered Employee, that person engaging in or having engaged in fraud or willful misconduct that results in a Restatement or otherwise engaging in or having engaged in Improper Conduct.

III.    DISCLOSURE

The Company shall file all disclosures with respect to this Policy required by applicable SEC filings and rules.

IV.    INTERPRETATION AND COMPLIANCE

The Board of Directors has sole and absolute discretion with respect to interpretation and enforcement of this Policy. Any determinations made by the Board of Directors shall be final and binding on all affected individuals.

This Policy will be interpreted and enforced, and appropriate disclosures and filings will be made, in a manner that is consistent with any applicable rules or regulations adopted by the SEC and the NYSE pursuant to Section 10D of the Exchange Act, and any other applicable law (collectively, the “Applicable Rules”). To the extent the Applicable Rules require the Company to recover Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to restrict the right of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules.

V.    AMENDMENT AND TERMINATION

The Board of Directors may terminate this Policy at any time. The Board of Directors may also, from time to time, suspend, discontinue, revise or amend this Policy in any respect whatsoever.

VI.    EFFECTIVE DATE
This Policy shall be effective as of the date it is adopted by the Board of Directors (the “Effective Date”) and shall apply to all Recoverable Compensation (including Incentive-Based Compensation granted pursuant to arrangements existing prior to the Effective Date). Notwithstanding the foregoing, the Compulsory Recoupment Component of this Policy shall apply only to Incentive-Based Compensation received (as determined pursuant to this Policy) on or after October 2, 2023.

VII.    OTHER RECOUPMENT RIGHTS
The Board of Directors intends that this Policy will be applied to the fullest extent of the law. The Board of Directors may require that any employment or service agreement, cash-based bonus plan or program, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Employee to agree to abide by the terms of this Policy. Any right of Recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, cash-based bonus plan or program or similar agreement and any other legal remedies available to the Company.

VIII.    NO INDEMNIFICATION

The Company shall not indemnify any Covered Employee or Covered Executive against the loss of any Recoverable Incentive.

IX.    ACKNOWLEDGEMENT AND ACCEPTANCE FORM

Exhibit 97.1
Each Covered Executive and Covered Employee shall be required to sign and return to the Company the Acknowledgement and Acceptance Form attached hereto as Exhibit A, pursuant to which such Covered Executive and Covered Employee will acknowledge that he or she is bound by the terms of this Policy; provided, however, that this Policy shall apply to, and be enforceable against, any Covered Executive and Covered Employee and his or her successors (as specified in this Policy) regardless of whether or not such Covered Executive or Covered Employee, as applicable, properly signs and returns to the Company such Acknowledgement and Acceptance Form and regardless of whether or not such Covered Executive or Covered Employee is aware of his or her status as such.

Exhibit 97.1
EXHIBIT A
ACKNOWLEDGEMENT AND ACCEPTANCE FORM

Capitalized terms used but not otherwise defined in this Acknowledgement and Acceptance Form shall have the meanings ascribed to such terms in the Six Flags Entertainment Corporation Incentive Compensation Clawback Policy (the “Policy”). By signing below, the undersigned Covered Executive or Covered Employee, as applicable, acknowledges and confirms that he or she has received and reviewed a copy of the Policy and, in addition, the Covered Executive or Covered Employee, as applicable, acknowledges and agrees as follows:

A.the Covered Executive or Covered Employee is and will continue to be subject to the Policy and the Policy will apply both during and after the Covered Executive’s or Covered Employee’s employment with the Company;

B.to the extent necessary to comply with the Policy, the Policy hereby amends any employment agreement, equity award agreement or similar agreement that the Covered Executive or Covered Employee is a party to with the Company and the Policy shall apply and govern Incentive-Based Compensation received by any Covered Executive or Covered Employee, notwithstanding any contrary or supplemental term or condition in any document, plan or agreement, including, without limitation, any employment contract, indemnification agreement, equity agreement, or equity plan document;

C.the Covered Executive or Covered Employee shall abide by the terms of the Policy, including, without limitation, by returning any Recoverable Incentive to the Company to the extent required by, and in a manner permitted by, the Policy;

D.any amounts payable to the Covered Executive or Covered Employee, including any Incentive-Based Compensation, shall be subject to the Policy as may be in effect and modified from time to time in the sole discretion of the Board of Directors or as required by applicable law or the requirements of the listing standards of the NYSE, and that such modification will be deemed to amend this acknowledgment;

E.the Company may recover any Recoverable Incentive through any method of recoupment the Board of Directors deems appropriate, and the Covered Executive or Covered Employee agrees to comply with any request or demand for repayment by the Company in order to comply with the Policy;

F.the recovery of Recoverable Incentive under the Policy will not give rise to any right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company;

G.the Company may, to the greatest extent permitted by applicable law, reduce any amount that may become payable to the Covered Executive or Covered Employee by any amount to be recovered by the Company pursuant to the Policy to the extent such amount has not been returned by the Covered Executive or Covered Employee to the Company prior to the date that any subsequent amount becomes payable to the Covered Executive or Covered Employee; and

H.any assertion or application of any rights under federal, state, local or foreign law or in contract or equity that would otherwise conflict with or narrow the Company’s authority to interpret, apply and enforce the Policy to its fullest extent, including but not limited to, the Company’s authority to withhold or divert wages pursuant to the Policy, is hereby waived by the Covered Executive or Covered Employee.

This Policy shall apply to, and be enforceable against, any Covered Executive or Covered Employee and his or her successors (as specified in the Policy) regardless of whether or not such Covered Executive or Covered

Exhibit 97.1
Employee properly signs and returns to the Company such Acknowledgement and Acceptance Form and regardless of whether or not such Covered Executive or Covered Employee is aware of his or her status as such.

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